Exhibit 99.2

773.890.1010 fax 773.890.0523 4501 West 47th Street Chicago, Illinois 60632

For immediate release	Contact:	Doreen Lubeck 773-583-4331 djlubeck@email.com

Park Owens Joins Home Products International
As Senior Vice President – Marketing

Chicago, January 6, 2005 — Home Products International, Inc. (HPI) today announced the appointment of Park Owens as Senior Vice President – Marketing to lead its global marketing and new product development functions.

Owens is an accomplished marketer who has worked in both retail and manufacturing environments, providing a unique insight into the needs of both consumers and resellers. He has a track record of bringing new and enhanced products to market and using research to drive development processes.

Before joining HPI, Owens was Director of Product Marketing for W.W. Grainger of Lake Forest, IL, America’s largest distributor of maintenance and repair products, where he led product selection and merchandising for Grainger’s 400 retail showrooms.

As President of Dalen Products, a Knoxville, TN manufacturer of lawn and garden products, Owens overhauled the product offering and the sales and marketing functions, more than doubling sales in three years and solidifying the company’s position at major retailers such as Wal-Mart, Kmart, and Lowe’s.

Earlier, Owens spent 15 years at Itasca-based manufacturer Fellowes, Inc., where he held various marketing positions, including Vice President – Marketing, and Vice President and General Manager of Fellowes’ largest business unit, Computer Accessories.

“Park Owens is a great addition to the leadership team at HPI. Park’s skills at identifying consumer trends and bringing great products to market on time and on budget are pivotal to HPI’s long term success,” states Doug Ramsdale, CEO of HPI. “He’s a team builder, and his experience and knowledge will influence everything we do.”

Home Products International, Inc. is an international consumer products company specializing in the design and manufacture of quality, innovative housewares products. The company sells its products under the HOMZ brand through global and national retailers including Wal-Mart, Kmart, Target, Sears, Bed Bath & Beyond, Linens ‘n Things, Staples, Sam’s Club, The Home Depot, Lowe’s, and hardware/home centers, food/drug stores, juvenile stores and specialty stores. Additional information can be found on the company’s web site at www.homz.biz.

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